Exhibit 10.3

EXECUTION VERSION

WISSAHICKON CREEK LLC

as Company

and

FS INVESTMENT CORPORATION II

as Collateral Manager

COLLATERAL MANAGEMENT AGREEMENT

Dated as of February 19, 2014

COLLATERAL MANAGEMENT AGREEMENT, dated as of February 19, 2014 (this “Agreement”), between WISSAHICKON CREEK LLC, a Delaware limited liability company (the “Company”), and FS INVESTMENT CORPORATION II, a Maryland corporation, as collateral manager (in such capacity, the “Collateral Manager”).

WHEREAS, the Company desires to engage the Collateral Manager to provide the services described herein, and the Collateral Manager desires to provide such services; and

WHEREAS, capitalized terms used herein that are not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan and Servicing Agreement dated as of the date hereof (together with any agreements referred to therein, including, without limitation, the letter from the Collateral Manager to the Administrative Agent delivered pursuant to the LSA, the “LSA”), between the Company, the lenders from time to time party thereto and WELLS FARGO SECURITIES, LLC, as administrative agent (including any successor agent under the LSA, the “Administrative Agent”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the parties hereto hereby agree as follows:

1.       Management Services.

(a)      The Company hereby appoints FS Investment Corporation II as Collateral Manager pursuant to the terms and conditions of this Agreement and with the authority to service, administer and exercise rights and remedies, on behalf of the Company, in respect of the Collateral Portfolio. FS Investment Corporation II hereby accepts such appointment and agrees to perform the duties and responsibilities of the Collateral Manager pursuant to the terms hereof. The Collateral Manager and the Company hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Collateral Manager hereunder.

(b)      The Collateral Manager will provide the Company with the following services (in accordance with and subject to the applicable requirements of, and the restrictions and limitations set forth in, the Transaction Documents and the LLC Agreement and subject to and consistent with the Collateral Management Standard):

(i)      determining the specific Loans or other assets to be purchased or sold by the Company, taking into consideration the payment obligations of the Company on each Payment Date under the LSA in so doing, such that expected distributions on the Loans and other assets of the Company permit a timely performance of the payment obligations by the Company under the LSA;

(ii)     effecting the purchase and sale of Loans and all other assets of the Company in accordance with the LSA;

(iii)    subject to the limitations set forth in the LSA, negotiating with Obligors as to proposed amendments and modifications (including, but not limited to, extensions or releases of collateral) of the documentation evidencing and governing the Loans;

(iv)     making determinations with respect to the Company’s exercise (including, but not limited to, any waiver, modification or variation of any provision of an item of Collateral Portfolio unless such waiver, modification or variation would materially impair the collectability of the Collateral Portfolio) of any rights (including, but not limited to, voting rights and rights arising in connection with the bankruptcy or insolvency of an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loans and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor;

(v)      monitoring the Loans and the rest of the Collateral Portfolio on an ongoing basis and providing to the Administrative Agent and the Company or to any other Person designated by the Company all information and data which is generated by, or reasonably accessible to, the Collateral Manager and which is required under the LSA or requested by the Company in connection with the preparation of all reports, certificates, schedules and other data which the Company is required to prepare and deliver under the LSA, in the form and containing all information required by the LSA, in sufficient time for the Company, or the Person designated by the Company (including, but not limited to, the Collateral Custodian), to review such data and prepare and deliver to the parties entitled thereto all such reports, certificates, schedules and other data required by the LSA; and

(vi)     maintaining or causing to be maintained all necessary servicing records with respect to the Collateral Portfolio and maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral Portfolio in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral Portfolio.

(c)      The Company agrees for the benefit of the Collateral Manager and the Administrative Agent to follow the lawful instructions and directions of the Collateral Manager in connection with the Collateral Manager’s services hereunder.

(d)      If (i) the Collateral Manager makes a deposit into the Collection Account in respect of an Interest Collection or Principal Collection of a Loan and such Interest Collection or Principal Collection was received by it in the form of a check that is not honored for any reason or (ii) the Collateral Manager makes a mistake with respect to the amount of any Interest Collection or Principal Collection and deposits an amount that is less than or more than the actual amount of such Interest Collection or Principal Collection, it shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(e)      The Collateral Manager may, in its discretion and consistent with the Collateral Management Standard and the applicable Underlying Instrument, foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Underlying Collateral relating to a defaulted Loan as to which no satisfactory arrangements can be made for collection of delinquent payments; provided that the Company will promptly reimburse the Collateral Manager for any reasonable costs and expenses incurred in connection with the foregoing. The Collateral Manager will comply with the Collateral Management Standard and Applicable Law in realizing upon such Underlying Collateral, and employ practices and procedures including reasonable efforts consistent with the Collateral Management Standard to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Collateral Manager may cause the sale of any such Underlying Collateral to itself or its Affiliates for a purchase price equal to the then fair value thereof, any such sale to be evidenced by a certificate of an Authorized Person of the Collateral Manager delivered to the Administrative Agent setting forth the Loan, the Underlying Collateral, the sale price of the Underlying Collateral and certifying that such sale price is the fair value of such Underlying Collateral. In any case in which any such Underlying Collateral has suffered damage, the Collateral Manager will not expend funds in connection with any repair or toward the foreclosure or repossession of such Underlying Collateral unless it reasonably determines that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Collateral Manager will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Underlying Collateral relating to a defaulted Loan.

(f)      The Collateral Manager shall (i) engage the Collateral Advisor and the Collateral Sub-Advisor to perform duties and responsibilities as set forth in the Advisory Agreements, (ii) ensure that the Collateral Advisor and the Collateral Sub-Advisor have the authority to service, administer and exercise rights and remedies, on behalf of the Company, in respect of the Collateral Portfolio and (iii) use its best efforts to cause each other Borrower Advisor to render services under the Advisory Agreements in accordance with the Collateral Management Standard.

(g)      The Collateral Manager shall comply with all of the terms and conditions of and perform all the duties and functions that have been specifically delegated to it under this Agreement. The Company agrees that it will promptly provide a copy of each amendment to the LSA to the Collateral Manager and will not permit any amendment to the LSA that adversely affects in any material respects the duties or liabilities of the Collateral Manager to become effective unless the Collateral Manager has been given prior written notice of such amendment and consented thereto in writing. The Collateral

Manager shall cause any purchase or sale of any Loans or other assets of the Company to be conducted on an arm’s length basis or on terms that would be obtained in an arm’s length transaction in compliance with Section 2 and Section 8.

(h)     To the extent necessary or appropriate to perform all of the duties to be performed by it hereunder, the Collateral Manager shall have the power to negotiate, execute and deliver all necessary documents and instruments on behalf of the Company with respect to any Loan or other asset of the Company.

(i)      Notwithstanding anything to the contrary herein, the Collateral Manager shall only be permitted to take actions hereunder with respect to any asset of the Company permitted by this Agreement or to the extent that the Company is expressly permitted to take such actions under the LSA.

(j)      In addition to, and without limiting, the duties set forth in this Section 1, the Collateral Manager acknowledges that the Company is required to cause it to deliver the items specified in the following sections of the LSA: Section 6.07, Section 6.08 and Section 6.09, and the Collateral Manager acknowledges that it has read and understood the requirements of the foregoing sections and hereby agrees to deliver those specified items subject to and in accordance with the terms of such sections and this Agreement; provided that, if any such item allows the Collateral Manager to exercise discretion with respect to the content thereof, such discretion shall be subject to the Collateral Management Standard. For the avoidance of doubt, no calculation required under the above referenced sections (including, without limitation, a calculation of the Borrowing Base) is a discretionary act of the Collateral Manager.

(k)     In addition to, and without limiting, the duties set forth in this Section 1, the Collateral Manager acknowledges that the Company is authorized or required to cause it to perform functions specified in the following sections of the LSA: the definitions of “Assigned Value”, “Borrowing Base Certificate”, “Broadly Syndicated Loan”, “Credit Risk Loan”, “Fixed Rate Loan”, “Insurance Proceeds”, “Large Middle Market Loan”, “Recoveries”, “Senior Net Leverage Ratio”, “Senior Secured Bond”, “Total Net Leverage Ratio”, “Traditional Middle Market Loan”, and clause (bb) of the definition of “Loan Tape”, each in Section 1.01, Section 2.06(c), Section 2.15(a), Section 2.18 and Section 2.19, and the Collateral Manager acknowledges that it has read and understood the requirements of the foregoing sections and hereby agrees to perform those specified functions subject to and in accordance with the terms of this Agreement and subject to and consistent with the Collateral Management Standard.

2.        Brokerage.

The Collateral Manager shall use reasonable efforts to obtain the best prices and execution for all orders placed with respect to the Loans and other assets of the Company considering all circumstances. Subject to the objective of obtaining best prices and execution, the Collateral Manager may take into consideration research and other brokerage services furnished to the Collateral Manager or its Affiliates by brokers and dealers which are not Affiliates of the Collateral Manager. Such services may be used by the Collateral Manager or its Affiliates in connection with its other advisory activities or investment operations. The Collateral Manager may aggregate sales and purchase orders of securities placed with respect to the Loans, and other assets of the Company with similar orders being made simultaneously for other accounts managed by the Collateral Manager or with accounts of the Affiliates of the Collateral Manager, if in the Collateral Manager’s sole judgment such aggregation shall result in an overall economic benefit to the Company taking into consideration the selling or purchase price, brokerage commission and other expenses. In accounting for such aggregated order price, commission and other expenses shall be averaged on a per position basis.

The Company acknowledges that the determination of any such economic benefit by the Collateral Manager is subjective and represents the Collateral Manager’s evaluation at the time that the Company will be benefited by better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors. When any aggregate sales or purchase orders occur, the objective of the Collateral Manager (and any of its Affiliates involved in such transactions) shall be to allocate the executions among the accounts in an equitable manner.

Subject to the Collateral Manager’s execution obligations described herein, the Collateral Manager is hereby authorized to effect client cross-transactions where the Collateral Manager causes a transaction to be effected between the Company and another account advised by it or any of its Affiliates; provided that, if and to the extent required by the Investment Advisers Act of 1940, as amended (the “Advisers Act”), such authorization is terminable at the Company’s option without penalty, effective upon receipt by the Collateral Manager of written notice from the Company. In addition, the Company hereby consents to, and authorizes the Collateral Manager to enter into, agency cross-transactions where it or any of its Affiliates acts as broker for the Company and for the other party to the transaction, to the extent permitted under applicable law, in which case the Collateral Manager or any such Affiliate will receive commissions from, and have a potentially conflicting division of loyalties and responsibilities regarding, both parties to the transaction; provided that the Company shall have the right to revoke such consent at any time by written notice to the Collateral Manager. Also with the prior authorization of the Company and in accordance with Section 11(a) of the Securities Exchange Act of 1934, as amended, and regulation 11a2-2T thereunder (or any similar rule that may be adopted in the future), the Collateral Manager is authorized to effect transactions for the Company on a national securities exchange of which any of its Affiliates is a member and retain commissions in connection therewith, and the Collateral Manager will use commercially reasonable efforts to provide the Company with information annually disclosing commissions, if any, retained by the Collateral Manager’s Affiliates in connection with such transactions for the Company’s account.

All purchases and sales of Loans and other assets of the Company by the Collateral Manager on behalf of the Company shall be in accordance with reasonable and customary business practices and in compliance with applicable laws.

3.       The Representations and Warranties of the Company.

The Company represents and warrants to the Collateral Manager as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each

Determination Date and as of the date of each Borrowing Base Certificate delivered pursuant to the LSA that:

(a)      the Company has been duly organized and is validly existing under the laws of the State of Delaware, has the full power and authority to own its assets and the obligations proposed to be owned by it and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of its obligations under this Agreement and the Transaction Documents would require, such qualification, except for failures to be so qualified, authorized or licensed that would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Company;

(b)      the Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform all obligations required hereunder and under the other Transaction Documents;

(c)      this Agreement has been duly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable in accordance with its terms except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(d)      no consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other person is required for the performance by the Company of its duties hereunder, except such as have been duly made or obtained;

(e)      neither the execution and delivery of this Agreement nor the fulfillment of the terms hereof conflicts with or results in a material breach or violation of any of the material terms or provisions of or constitutes a material default under (i) the Company’s certificate of formation, limited liability company agreement or other constituent documents, (ii) the terms of any material indenture, contract, lease, mortgage, deed of trust, note, agreement or other evidence of indebtedness or other material agreement, obligation, condition, covenant or instrument to which the Company is a party or is bound, (iii) any statute applicable to the Company, or (iv) any law, decree, order, rule or regulation applicable to the Company of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having or asserting jurisdiction over the Company or its properties, and which would have a material adverse effect upon the performance by the Company of its duties under this Agreement;

(f)      neither the Company nor any of its Affiliates are in violation of any U.S. federal or state securities law or regulation promulgated thereunder and there is no charge, investigation, action, suit or proceeding before or by any court or regulatory agency pending or, to the best knowledge of the Company, threatened that would have a material adverse effect upon the performance by the Company of its duties under this Agreement;

(g)       the Company has not engaged in any transaction that would result in the violation of, or require registration as an investment company under, the 1940 Act;

(h)       the Company is not required to register as an “investment company” under the 1940 Act; and

(i)        there is no charge, investigation, action, suit or proceeding before or by any court pending or, to the best knowledge of the Company, threatened that, if determined adversely to the Company, would have a material adverse effect upon the performance by the Company of its duties under, or on the validity or enforceability of, this Agreement or the provisions of the LSA applicable to the Company thereunder.

4.        Representations and Warranties of the Collateral Manager.

The Collateral Manager represents and warrants to the Company, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Determination Date and as of the date of each Borrowing Base Certificate delivered pursuant to the LSA that:

(a)      the Collateral Manager is duly organized and validly existing under the laws of the State of Maryland and has the full power and authority to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where the conduct of its business requires, or the performance of its obligations under this Agreement and the provisions of the Transaction Documents applicable to the Collateral Manager would require, such qualification, except for failures to be so qualified, authorized or licensed which would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager, or on the ability of the Collateral Manager to perform its obligations under, or on the validity or enforceability of, this Agreement and the applicable provisions of the Transaction Documents;

(b)      the Collateral Manager has full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and under the Transaction Documents applicable to the Collateral Manager;

(c)      this Agreement has been duly authorized, executed and delivered by the Collateral Manager and constitutes a valid and binding agreement of the Collateral Manager, enforceable against it in accordance with its terms, except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(d)       neither the Collateral Manager nor any of its Affiliates is in violation of any Applicable Law or any material listing requirements of any exchange on which it is listed and there is no charge, investigation, action, suit or proceeding before or by any court, exchange or regulatory agency pending or, to the best knowledge of the Collateral Manager, threatened (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Collateral Manager is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Collateral Manager is a party, (iii) seeking any determination or ruling that could reasonably be expected to adversely affect the Transaction Documents or the transactions contemplated hereby or thereby, or (iv) that would have a material adverse effect upon the performance by the Collateral Manager of its duties under this Agreement;

(e)      neither the execution and delivery of this Agreement, nor the performance of the terms hereof or the provisions of the Transaction Documents applicable to the Collateral Manager, conflicts with or results in a material breach or violation of any of the terms or provisions of, or constitutes a default under, (i) its articles of incorporation, bylaws or other constituent document, (ii) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other material agreement, obligation, condition, covenant or instrument to which the Collateral Manager is a party or is bound, or (iii) any Applicable Law;

(f)      no consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other person is required for the performance by it of its duties hereunder, except such as have been duly made or obtained and there is no injunction, writ, restraining order or other order of any nature that adversely affects the Collateral Manager’s performance of its obligations under any Transaction Document to which it is a party;

(g)      all information, financial statements of the Collateral Manager, documents, books, records or reports furnished by the Collateral Manager to any Secured Party in connection with this Agreement are true, complete and correct in all material respects; provided that the Collateral Manager makes no representation with respect to any information furnished by an Obligor unless it has also certified as to such information;

(h)      the Collateral Manager acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio transferred or Pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within one (1) Business Day from receipt as required under the LSA;

(i)       the Collateral Manager is not the subject of any Bankruptcy Proceeding or Bankruptcy Event. The transactions under this Agreement and any other Transaction Document to which the Collateral Manager is a party do not and will not render it not Solvent;

(j)       with respect to each item of Underlying Collateral as of the applicable Cut-Off Date for the Loan related to such Underlying Collateral, to the actual knowledge of an Authorized Person of the Collateral Manager: (a) none of the related Obligor’s operations is the subject of a material Federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (b) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan related to such Underlying Collateral, the Collateral Manager has not received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does the Collateral Manager have knowledge or reason to believe that any such notice will be received or is being threatened, in each case except as otherwise notified to the Administrative Agent in writing.

(k)      the Collection Account is the only account to which Obligors have been instructed by the Collateral Manager to send Principal Collections and Interest Collections on the Collateral Portfolio;

(l)       no event has occurred which constitutes a Collateral Manager Event of Default;

(m)     the execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Collateral Manager;

(n)      none of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the Proceeds from the Pledge of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II;

(o)      except as would not reasonably be expected to constitute a Material Adverse Effect, (i) the present value of all benefits vested under all Pension Plans of the Collateral Manager does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the most recent annual financial statements reflecting such amounts), (ii) no Reportable Events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Collateral Manager to any material tax, penalty or other liability and (iii) no notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;

 (p)      neither the Collateral Manager nor any Affiliate of the Collateral Manager is (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns;

 (q)      the Collateral Manager is not a broker-dealer under the provisions of the Exchange Act;

 (r)      the Collateral Manager is regulated as a business development company under the 1940 Act; and

 (s)      except as otherwise permitted in the LSA, each Loan selected by the Collateral Manager for purchase by the Company shall be an Eligible Loan at the time of such purchase.

5.         Covenants of Collateral Manager. From the Closing Date until the Collection Date:

 (a)      the Collateral Manager shall comply in all respects with all Applicable Law and shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence and all licenses material to its business.

 (b)      the Collateral Manager will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect;

 (c)      the Collateral Manager will exercise its rights hereunder in order to cause the Company to duly fulfill and comply with all obligations on the part of the Company to be fulfilled or complied with under or in connection with each item in the Collateral Portfolio and will take all necessary action to preserve the first priority security interest of the Collateral Agent for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral Portfolio;

 (d)      the Collateral Manager will promptly furnish to the Collateral Agent, the Administrative Agent and each Lender Agent such other information, documents, records or reports respecting the Collateral Portfolio or the condition or operations, financial or otherwise, of the Company or it as the Collateral Agent, any Lender

Agent or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Lender Agents, the Collateral Agent or Secured Parties under or as contemplated by this Agreement;

(e)      the Collateral Manager shall promptly (but in no event later than one Business Day after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Company, the Collateral Manager or any of their respective Affiliates;

(f)      the Collateral Manager shall use its best efforts to ensure that the Company is in compliance with, and shall take no action which would cause the Company to fail to be in compliance with, the special purpose entity requirements set forth in Sections 5.01(a) and (b) and 5.02(a) and (b) of the LSA;

(g)      the Collateral Manager shall direct (or cause to be directed) any agent or administrative agent for any Loan to remit all payments and collections with respect to such Loan, and, if applicable, to direct the Obligor with respect to such Loan to remit all such payments and collections with respect to such Loan directly to the Collection Account. The Company and the Collateral Manager shall take commercially reasonable steps to ensure, and shall cause the Seller to take commercially reasonable steps to ensure, that only funds constituting payments and collections relating to the Collateral Portfolio shall be deposited into the applicable Controlled Account;

(h)      the Collateral Manager will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless it is the surviving entity and unless:

(i)      it has delivered to the Administrative Agent and each Lender Agent an Officer’s Certificate and an Opinion of Counsel each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5(h) and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to it and such other matters as the Administrative Agent may reasonably request;

(ii)      it shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Lender Agent;

(iii)     after giving effect thereto, no Event of Default or Collateral Manager Event of Default or event that with notice or lapse of time would constitute either an Event of Default or a Collateral Manager Event of Default shall have occurred; and

(iv)     the Administrative Agent shall have consented in writing to such consolidation, merger, conveyance or transfer;

(i)      the Collateral Manager shall promptly (but in no event later than two Business Days after it has notice of the same):

(i)        notify the Company if it has actual knowledge of:

(1) any Event of Default, Collateral Manager Event of Default, or other event which, if it continues uncured, will, with notice or lapse of time, constitute a Collateral Manager Event of Default, Event of Default or Borrowing Base Deficiency;

(2) any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (x) that is or is threatened to be asserted by an Obligor with respect to any Loan (or portion thereof) of which it has knowledge or has received notice; or (y) that would reasonably be expected to have a Material Adverse Effect;

(3) any material adverse change which has occurred in the ability of the Seller, any Borrower Advisor or the Company to perform its obligations under any Transaction Document;

(4) any Loan identified on the most recently delivered Borrowing Base as an Eligible Loan ceased to qualify as an Eligible Loan;

(5)    any operation of any Obligor is the subject of a material Federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and

(6)    any Obligor has any material contingent liability in connection with any release of any Hazardous Materials into the environment; and

(ii)      No later than two (2) Business Days following the Collateral Manager’s knowledge or notice of the occurrence of any event specified in clause (i) above, provide to the Collateral Agent, the Administrative Agent and each Lender Agent a written statement of its chief financial officer, chief accounting officer or other officer setting forth the details of such event and the action that it proposes to take with respect thereto;

(j)      at any time a Noteless Loan is included as part of the Collateral Portfolio, the Collateral Manager shall, or shall cause the Company to, deliver to the Administrative Agent, the Collateral Agent and the Collateral Custodian a copy of the related loan register, if any, together with, for each Agented Loan, a certificate of an Authorized Person of the Collateral Manager certifying to the accuracy of the applicable Loan Register as of the applicable Cut Off Date;

(k)     the Collateral Manager shall take all other actions reasonably necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Dechert LLP, as special counsel to the Collateral Manager, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation of the Company and true sale of the Loans;

(l)      the Collateral Manager shall ensure that, at all times when it is dealing with or in connection with the Loans in its capacity as the Collateral Manager, it holds itself out as the Collateral Manager, and not in any other capacity;

(m)    the Collateral Manager has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Collateral Agent and the Secured Parties in any Insurance Policies applicable to Loans (to the extent the Collateral Manager or an Affiliate of the Collateral Manager is the agent, collateral manager or servicer under the applicable Underlying Instrument) including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co insured, joint loss payee and mortgagee rights in favor of the Collateral Agent and the Secured Parties;

(n)     the Collateral Manager shall not, nor shall it permit the Company to, take any action that would cause the Company to not be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701 3(b) and shall not permit either the Company or any other Person on its behalf to make an election to be treated as other than an entity disregarded as an entity separate from its owner under Treasury Regulation Section 301.7701 3(c);

(o)     if the provisions of Sections 1471 through 1474 of the Code or any regulations promulgated thereunder become applicable to any payments to the Company or the Collateral Manager made in respect of the Collateral Portfolio, the Collateral Manager shall and shall cause the Company to exercise its best efforts to avoid the imposition of any withholding tax in respect of such payments under those provisions;

(p)     promptly after the receipt thereof, the Collateral Manager shall notify the Administrative Agent and, upon request, each Lender Agent of any auditors’ management letters received by it;

(q)     the Collateral Manager shall not move, or consent to the Collateral Custodian moving, the Required Loan Documents and Loan Files from the location thereof on the initial Advance Date, unless the Administrative Agent shall consent of such move in writing and the Collateral Manager shall provide the Administrative Agent with such

Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio;

(r)      the Collateral Manager shall not permit any agreement or understanding between the Collateral Manager and the Company (other than as expressly set forth herein or as consented to by the Administrative Agent) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges;

(s)      the Collateral Manager will not cause or permit any provision of the Company’s organizational documents to be amended, modified, waived or terminated without the prior written consent of the Administrative Agent;

(t)       the Collateral Manager will not make any change in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Collection Account, unless the Administrative Agent has consented to such change;

(u)      in addition to, and without limiting, the duties set forth in Section 1, the Collateral Manager acknowledges that the Company is authorized or required to cause it to perform functions specified in the following sections of the LSA: Section 1.04, Section 2.02(b), Section 2.04, Sections 2.06(b), Section 3.02, Section 5.01(g), Section 5.02(k), clauses (i), (ii), (iii) and (iv) in the final paragraph of Section 6.11, Section 7.02(c), Section 11.08 and Section 12.04(a), and the Collateral Manager acknowledges that it has read and understood the requirements of the foregoing sections and hereby agrees to perform those specified functions subject to and in accordance with the terms of this Agreement; and

(v)      the Collateral Manager shall use its commercially reasonable efforts and judgment to collect or cause to be collected, all payments called for under the terms and provisions of the Loans included in the Collateral Portfolio as and when the same become due.

6.       Expenses.

The Collateral Manager shall pay all expenses and costs (including salaries, rent and other overhead) incurred by it in connection with its services under this Agreement; provided that the Collateral Manager shall not be liable for and the Company shall be responsible for the payment of (i) actual and reasonable expenses and costs of legal advisors (including actual and reasonable expenses and costs associated with the use of internal legal counsel of the Collateral Manager), consultants and other professionals retained by the Company or by the Collateral Manager, on behalf of the Company, in connection with the services provided by the Collateral Manager pursuant to this Agreement and the LSA and (ii) the reasonable cost of asset pricing and asset rating services, and accounting, programming and data entry services that are retained in connection with services of the Collateral Manager under this Agreement. To the extent that such expenses are incurred in connection with obligations that are also held by the Collateral Manager, the Collateral Manager shall allocate the expenses among the accounts in a fair and equitable manner. Any amounts payable pursuant to this Section 6 shall be reimbursed by the Company to the extent funds are available therefor in accordance with and subject to the limitations contained in the LSA.

7.       Fees.

(a)      The Company shall pay to the Collateral Manager, for services rendered and performance of its obligations under this Agreement fees which are payable in arrears on each Payment Date in an amount equal to 0.35% per annum of the aggregate principal balance of all Portfolio Assets measured as of the Determination Date immediately preceding such Payment Date (the “Management Fees”). The Management Fees will be calculated on the basis of a calendar year consisting of 360 days and the actual number of days elapsed.

(b)      The Collateral Manager may, in its sole discretion, defer all or any portion of the Management Fees. Such deferred amounts will become payable on the next Payment Date in the same manner and priority as their original characterization would have required unless deferred again.

(c)      If this Agreement is terminated pursuant to Section 12 hereof or otherwise, the Management Fees calculated as provided in Section 7(a) hereof shall be prorated for any partial periods between Payment Dates during which this Agreement was in effect and shall be due and payable, along with any deferred Management Fees, on the first Payment Date following the effective date of such termination.

(d)      The Management Fees will be payable pursuant to Sections 2.04(a)(ix), (b)(v) and (c)(ix) of the LSA, as applicable. If on any Payment Date there are insufficient funds to pay the Management Fees then due in full, the amount not so paid shall not constitute any default hereunder and shall be deferred without interest and shall be payable on the next Payment Date if any on which any funds are available therefor, as provided in Sections 2.04(a)(ix), (b)(v) and (c)(ix) of the LSA.

(e)      The Collateral Manager hereby agrees not to cause the filing of a petition in bankruptcy against the Company for any reason whatsoever, including, without limitation, the non-payment of the Management Fees, except in accordance with the provisions of Section 21 hereof and the provisions of the LSA.

8.       Non-Exclusivity.

The services of the Collateral Manager to the Company are not to be deemed exclusive, and the Collateral Manager shall be free to render asset management or management services to other Persons (including Affiliates, other investment companies, and clients having objectives similar to those of the Company). It is understood and agreed that the officers and directors of the Collateral Manager may engage in any other business activity or render services to any other Person or serve as partners, officers or directors of any other firm or corporation. Notwithstanding the foregoing, it is understood and agreed that the Collateral Manager will at no time render any services to, or in any way participate in the organization or operation of, any investment company or other entity if such actions would require the Company to register as an “investment company” under the 1940 Act. Subject to Sections 2 and 10 hereof, it is understood and agreed that information or advice received by the Collateral Manager and officers or directors of the Collateral Manager hereunder shall be used by such organization or such persons to the extent permitted by applicable law.

9.       Conflicts of Interest.

The Collateral Manager may, subject to applicable legal requirements and any restrictions or limitations contained in the Transaction Documents, direct the Company (i) to acquire any Loans for the Company from the Collateral Manager or any of its Affiliates as principal or (ii) to sell any Loans for the Company to the Collateral Manager or any of its Affiliates as principal; provided that each such acquisition or sale is conducted on terms no less favorable to the Company than would be obtained in an arms’ length transaction with a non-affiliate.

Notwithstanding the provisions of the preceding paragraph, various potential and actual conflicts of interest may arise from the overall investment activity of the Collateral Manager and its Affiliates. The Collateral Manager, its Affiliates and their respective clients may invest in obligations that would be appropriate for inclusion in the Company’s assets. Such investments may be different from those made on behalf of the Company. The Collateral Manager and its Affiliates may have ongoing relationships with companies whose obligations are pledged under the LSA and may own equity or debt obligations issued by issuers of and other obligors of Loans. The Collateral Manager and its Affiliates and the clients of the Collateral Manager or its Affiliates may invest in obligations that are senior to, or have interests different from or adverse to, the assets of the Company. The Collateral Manager may serve as Collateral Manager for, invest in, or be affiliated with, other entities organized to issue collateralized debt obligations secured by loans, high-yield debt securities, or other debt obligations. The Collateral Manager may at certain times be simultaneously seeking to purchase or sell investments for the Company and any similar entity for which it serves as Collateral Manager in the future, or for its clients and Affiliates. Furthermore, the Collateral Manager and/or its Affiliates may make an investment on their behalf or on behalf of any account that they manage or advise without offering the investment opportunity or making an investment on behalf of the Company.

The Company hereby acknowledges that various potential and actual conflicts of interest may exist with respect to the Collateral Manager, including but not limited to those specified above; provided that nothing in this Section 9 shall be construed as altering the duties of the Collateral Manager as set forth in this Agreement, the LSA or the requirements of any law, rule, or regulation applicable to the Collateral Manager.

10.     Records; Confidentiality.

The Collateral Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by a representative of the Company, the Administrative Agent, and independent accountants appointed by the Company at a mutually agreed time during normal business hours and upon not less than three Business Days’ prior notice.

Subject to the exceptions set forth in the following paragraph, at no time will the Collateral Manager make a public announcement concerning the Transaction Documents, the Collateral Manager’s role hereunder or any other aspect of the transactions contemplated by this Agreement and the Transaction Documents absent the written consent of the Company and the Administrative Agent.

The Collateral Manager shall, and shall cause its Affiliates to, keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to non affiliated third parties except (i) with the prior written consent of the Company, (ii) as required by law, regulation, court order or the rules or regulations of any self regulating organization, body or official having jurisdiction over the Collateral Manager, (iii) to its professional advisors, (iv) such information as shall have been publicly disclosed other than in violation of this Agreement, (v) the identification of the Company as a client of the Collateral Manager, (vi) information related to the performance of the Collateral Manager, (vii) information furnished in connection with any successor investment manager or assignee, or any agent that has been assigned duties in accordance with this Agreement, or (viii) such information that was or is obtained by the Collateral Manager on a non confidential basis; provided that the Collateral Manager does not know or have reason to know, after due inquiry, of any breach by such source of any confidentiality obligations with respect thereto. For purposes of this Section 10, the Administrative Agent shall in no event be considered a “non affiliated third party,” and the Collateral Manager may disclose any of the aforementioned information to the Administrative Agent insofar as such information relates to Loans under the LSA.

11.     Term.

This Agreement shall become effective on the date hereof and shall continue unless terminated as hereinafter provided.

12.     Termination.

(a)      This Agreement may be terminated, and the Collateral Manager may be removed, without payment to the Collateral Manager of any penalty, upon the occurrence of a Collateral Manager Event of Default upon prior written notice by the Company, acting with the prior written consent of the Administrative Agent; provided that such notice may be waived by the Collateral Manager. For this purpose, “Collateral Manager Event of Default” will mean the occurrence of any of the following events or circumstances:

(i)      the Collateral Manager’s breach, in any respect, of any provision of this Agreement or the Transaction Documents applicable to it (except for any breach that has not had, and could not reasonably be expected to have, a material adverse effect on the Company or the Administrative Agent) and the Collateral Manager’s failure to cure such breach within 30 days of its becoming aware of, or receiving notice of, the occurrence of such breach;

(ii)      the Collateral Manager’s intentional breach of (a) any provision of this Agreement or the Transaction Documents applicable to it relating to the Collateral Manager’s or the Company’s obligation to cause the Loans to comply with the conditions for sale of a Loan by the Company or (b) any other material provision of this Agreement or the Transaction Documents applicable to it, and the Collateral Manager’s failure to cure such breach within 15 days of the occurrence of such breach;

(iii)     the failure of any representation, warranty, certification or statement made or delivered by the Collateral Manager in or pursuant to this Agreement or the Transaction Documents to be correct in any material respect when made which failure (a) could reasonably be expected to have a material adverse effect on the Administrative Agent and (b) is not corrected by the Collateral Manager within 15 days of its receipt of notice from the Company or the Administrative Agent of such failure;

(iv)     the Collateral Manager (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger), (2) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (4) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (5) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property or (6) is adjudicated as insolvent or bankrupt, or a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Collateral Manager, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Collateral Manager or of any substantial part of its property, and the continuance of any such decree or order unstayed and in effect for a period of 15 consecutive days;

(v)      the occurrence of an Event of Default under the Transaction Documents that results from any breach by the Collateral Manager of its duties under the Transaction Documents or this Agreement;

(vi)     the occurrence of an act by the Collateral Manager that constitutes fraud or criminal activity in the performance of its obligations under this Agreement, or the Collateral Manager being indicted for a criminal offense materially related to its business of providing asset management services; or

(vii)    the Collateral Manager shall resign.

A Collateral Manager Event of Default may be waived in accordance with Section 20(g).

(b)      Subject to Section 12(d), the Collateral Manager shall have the right to terminate this Agreement only upon 90 days prior written notice to the Company and the Administrative Agent.

(c)      This Agreement shall be automatically terminated in the event that the Company determines in good faith that the Company or the Company’s asset portfolio has become required to be registered under the provisions of the 1940 Act.

(d)      Within 30 days of the resignation or removal of the Collateral Manager pursuant to this Section 12, following the receipt of a waiver with respect to such Collateral Manager Event of Default, the Company may appoint a successor collateral manager. Any such resignation shall constitute a Collateral Manager Event of Default. Notwithstanding any other provision of this Agreement, no such resignation or removal will be effective until the date as of which a successor investment manager acceptable to the Administrative Agent in its sole discretion has assumed in writing the Collateral Manager’s duties and obligations as specified herein.

(e)      Notwithstanding anything to the contrary herein or in the LSA, the assignment of this Agreement provided for in Section 2.11 of the LSA does not include the right to terminate this Agreement or the Collateral Manager’s rights and responsibilities hereunder.

13.     Action Upon Termination.

(a)      Upon the effective termination of this Agreement, the Collateral Manager shall as soon as practicable:

(i)      deliver to the Company all property and documents of the Company or otherwise relating to the Company’s assets then in the custody of the Collateral Manager; and

(ii)     deliver to the Administrative Agent or the successor investment manager appointed pursuant to Section 12(d) an account with respect to the books and records delivered to the Company pursuant to Section 13(a)(i).

Notwithstanding such termination, the Collateral Manager shall remain liable to the extent set forth herein (but subject to Section 14 hereof) for its acts or omissions hereunder arising prior to termination and for any expenses, losses, damages, liabilities, demands, charges and claims (including reasonable attorney’s fees) in respect of or arising out of a breach of the representations and warranties made by the Collateral Manager in Section 4 hereof or from any failure of the Collateral Manager to comply with the provisions of this Section 13.

(b)      The Collateral Manager agrees that, notwithstanding any termination, it shall reasonably cooperate in any suit, action or proceeding relating to this Agreement (each, a “Proceeding”) arising in connection with this Agreement, the LSA or any of the Company’s assets (excluding any such Proceeding in which claims are asserted against the Collateral Manager or any Affiliate of the Collateral Manager) so long as the Collateral Manager shall have been offered reasonable security, indemnity or other provisions against the cost, expenses and liabilities that might be incurred in connection therewith and a reasonable per diem fee.

14.     Liability of Collateral Manager; Delegation.

(a)      The Collateral Manager assumes no responsibility under this Agreement other than to render the services expressly set forth hereunder.

The Collateral Manager shall have the right to delegate to (i) any other Borrower Advisor or (ii) with the prior written consent of the Administrative Agent in its sole discretion, another agent selected with reasonable care, any or all duties (other than its asset selection or trade execution duties) of the Collateral Manager hereunder; provided that no such delegation by the Collateral Manager of any of its duties hereunder shall relieve the Collateral Manager of any of its duties hereunder nor relieve the Collateral Manager of any liability with respect to the performance of such duties. For the avoidance of doubt, asset selection and trade execution duties shall include the services described in Section 1(a) hereof.

Notwithstanding the above and Section 17, the Collateral Manager shall be permitted to assign any or all of its rights and delegate any or all of its obligations to an Affiliate acceptable to the Administrative Agent in its sole discretion that (i) will professionally and competently perform duties similar to those imposed upon the Collateral Manager under this Agreement and (ii) is legally qualified and has the capacity to act as the Collateral Manager under this Agreement. The Collateral Manager shall not be liable for any consequential damages hereunder.

(b)      (i) The Company shall reimburse, indemnify and hold harmless the Collateral Manager, the directors, officers, agents and employees of the Collateral Manager and those of any Affiliate of the Collateral Manager (each, a “Collateral Manager Indemnified Party”) from any and all actual and reasonable out-of-pocket expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and expenses), as are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation with respect to any pending or threatened litigation caused by, or arising out of or in connection with, any acts or omissions of the Collateral Manager, its directors, officers, stockholders, agents and employees made in good faith and in the performance of the Collateral Manager’s duties under this Agreement or the Transaction Documents except to the extent resulting from such person’s bad faith, willful misfeasance, gross negligence or reckless disregard of its duties hereunder or thereunder. Notwithstanding anything contained herein to the contrary, the obligations of the Company under this Section 14(b) shall be payable from the

Company’s assets as part of (but, for the avoidance of doubt, without duplication of) the Management Fees and are subject to the availability of funds and to the conditions set forth in the LSA.

(ii)      Notwithstanding any other provision herein, each Collateral Manager Indemnified Party agrees that it shall have no claim to any amount pursuant to the above clause (b)(i) pari passu with or prior to the claim of the Secured Parties to the Obligations pursuant to the LSA.

(iii)     Notwithstanding any other provision herein, no Collateral Manager Indemnified Party may, prior to the date which is one year (or if longer the applicable preference period then in effect) plus one day after the Collection Date, institute against, or join any other Person in instituting against, the Company or any Portfolio Subsidiary, any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under U.S. federal or state bankruptcy or similar laws of any jurisdiction.

(c)      The Collateral Manager shall reimburse, indemnify and hold harmless the Company, its members, manager, officers, agents and employees (each, a “Company Indemnified Party”) from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and expenses), as are incurred by such Company Indemnified Party in connection with (i) any material breach by the Collateral Manager of any representation, warranty or covenant contained in this Agreement or (ii) any acts or omissions of any Borrower Advisor constituting bad faith, willful misconduct, gross negligence or reckless disregard.

(d)      Any amounts subject to the indemnification provisions of this Section 14 payable by the Collateral Manager to the Company shall be paid as Principal Collections within four (4) Business Days of the Company’s written demand therefor (and the Company shall immediately deposit, or cause to be deposited, such amounts into the Collections Account).

(e)      If the Collateral Manager has made any payments pursuant to this Section 14 and the applicable Company Indemnified Party thereafter collects any of such amounts from others, such indemnified party will promptly repay such amounts collected to the Collateral Manager in an amount equal to the amount it has collected from others in respect of such indemnified amounts, without interest.

(f)      Notwithstanding anything to the contrary in this Section 14, to the maximum extent permitted by applicable law, to the extent that the Company is entitled to make any claim pursuant to Section 14(c), the Company hereby agrees to forebear from making any such claim until such time that (i) the Company no longer owns (x) any assets of the type included in clauses (a), (b) and (e) of the definition of “Collateral Portfolio” or (y) any Permitted Investments and (ii) the Company owes any accrued and unpaid Obligations pursuant to Section 8.01 of the LSA. The operation of this Section 14(f) shall not be construed as a waiver by the Company of any claim pursuant to Section 14(c) and any rights that shall accrue to the Company thereunder shall toll until the satisfaction of the conditions set forth in the preceding sentence.

(g)      The obligations of the Collateral Manager under this Section 14 shall survive the termination of this Agreement.

(h)      Notwithstanding anything to the contrary herein, the Collateral Manager shall have no liability for any indirect, consequential or punitive damages.

15.     Obligations of Collateral Manager.

Unless otherwise required by any provision of the Transaction Documents or this Agreement or by applicable law, the Collateral Manager shall not intentionally take any action, which it knows or should know would (a) materially adversely affect the Company for purposes of U.S. federal or state law or any other law known to the Collateral Manager to be applicable to the Company, (b) require registration of the Company or the Company’s assets as an “investment company” under the 1940 Act, (c) not be permitted under the Company’s limited liability company agreement or certificate of formation (including, but not limited to, Section 9 thereof), (d) cause the Company to violate the terms of the Transaction Documents, (e) subject the Company to federal, state or other income taxation, or (f) adversely affect the interests of the Administrative Agent in any material respect (other than as permitted or required hereunder or under the Transaction Documents, including, without limitation, as may result from the performance of any Loan), it being understood that in connection with the foregoing the Collateral Manager will not be required to make any independent investigation of any facts or laws not otherwise known to it in connection with its obligations under this Agreement and the Transaction Documents or the conduct of its business generally. The Collateral Manager covenants that it shall comply in all material respects with all laws and regulations applicable to it in connection with the performance of its duties under this Agreement and the Transaction Documents. Notwithstanding anything in this Agreement, the Collateral Manager shall not take any discretionary action that would reasonably be expected to cause an Event of Default under the LSA. The Collateral Manager covenants that it shall (i) not hold out the Portfolio Assets as its assets, (ii) take all action to ensure that the Portfolio Assets are held in the name of the Company or, if held by an agent of the Company, clearly designate such agent as being the Company’s agent, and (iii) not fail to correct any known misunderstandings regarding the separate identity of the Company and shall not identify itself as a division or department of the Company.

16.     No Partnership or Joint Venture.

The Company and the Collateral Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Collateral Manager’s relation to the Company shall be deemed to be that of an independent contractor.

17.     Notices.

Any notice under this Agreement shall be in writing and sent by facsimile, confirmed by telephonic communication, or addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party it is agreed that the address of the Company and the Administrative Agent for this purpose shall be as set forth on Annex A to the LSA, and the address of the Collateral Manager for this purpose shall be:

FS Investment Corporation II

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, Pennsylvania 19104

Attention: Gerald F. Stahlecker

Telephone: (215) 495-1169

Facsimile: (215) 222-4649

Electronic Mail: jerry.stahlecker@franklinsquare.com

All notices are to be effective in accordance with Section 12.02 of the LSA.

18.     Succession/Assignment.

This Agreement shall inure to the benefit of and be binding upon the successors to the parties hereto. No assignment of this Agreement by the Collateral Manager (including, without limitation, a change in control or management of the Collateral Manager which would be deemed an “assignment” under the Advisers Act) shall be made without the consent of the Company and the Administrative Agent.

19.     Conflicts with the LSA.

Subject to the provisions of Section 1 hereof pertaining to the binding effect of certain amendments to the LSA on the Collateral Manager, in the event that this Agreement requires any action to be taken with respect to any matter and the LSA requires that a different action be taken with respect of such matter, and such actions are mutually exclusive, the provisions of the LSA in respect thereof shall control.

20.     Miscellaneous.

(a)      This Agreement shall be governed by and construed in accordance with the laws of the State of New York. With respect to any Proceeding, each party irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(b)      THE PARTIES HERETO IRREVOCABLY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY ACTION OR PROCEEDING BY THE MAILING OR DELIVERY OF COPIES OF SUCH PROCESS TO EACH SUCH PARTY AT THE ADDRESS SPECIFIED IN SECTION 17 HEREOF. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)      EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)      No failure on the part of either party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(e)      The captions in this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(f)      In the event any provision of this Agreement shall be held invalid or unenforceable, by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

(g)      This Agreement may not be amended or modified or any provision thereof waived except by an instrument in writing signed by the parties hereto; provided that a Collateral Manager Event of Default occurring pursuant to Section 12(a)(vii) may only be waived by an instrument in writing signed by the parties hereto and the Administrative Agent.

(h)      This Agreement and the Transaction Documents contain the entire understanding and agreement between the parties and supersedes all other prior understandings and agreements, whether written or oral, between the parties concerning this subject matter. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(i)      The Collateral Manager (i) acknowledges that the Company (subject, for the avoidance of doubt, to Section 12(e) hereof) is assigning all of its right,

title and interest in, to and under this Agreement to the Administrative Agent under the Security Agreement, and (ii) agrees that all of the representations, covenants and agreements made by the Collateral Manager in this Agreement are also for the benefit of the Administrative Agent.

(j)      This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(k)      Each representation and warranty made or deemed to be made herein or pursuant hereto, and each indemnity provided for hereby, shall survive the execution and delivery and any termination or assignment of this Agreement or resignation or removal of the Collateral Manager.

(l)      The Company hereby acknowledges and accepts all actions that were taken by the Collateral Manager and/or recommended to the Company by the Collateral Manager prior to the Closing Date, including all actions and recommendations that were related to the anticipated purchase of assets by the Company or that were otherwise consistent with the services to be provided by the Collateral Manager to the Company pursuant to Section 1 of this Agreement prior to the Closing Date, in each case, as if this Agreement had been in effect at the time that such actions were taken or such recommendations were made.

21.     Non-Petition.

The Collateral Manager shall continue to serve as Collateral Manager under this Agreement notwithstanding that the Collateral Manager shall not have received amounts due to it under this Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with Section 5.02(m) of the LSA, and agrees not to cause the filing of an involuntary petition in bankruptcy against the Company for any reason whatsoever, including, without limitation, the non-payment to the Collateral Manager, until the payment in full of all amounts payable to the Administrative Agent or otherwise under the LSA and the expiration of a period equal to one year and one day (or, if longer, the applicable preference period then in effect) following all such payments; provided that nothing in this clause shall preclude, or be deemed to estop, the Collateral Manager (A) from taking any action prior to the expiration of the aforementioned one year and one day (or, if longer, the applicable preference period then in effect) period in (x) any case or proceeding voluntarily filed or commenced by the Company or (y) any involuntary insolvency proceeding filed or commenced against the Company, by a Person other than the Collateral Manager or its Affiliates, or (B) from commencing against the Company or any properties of the Company any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding. The provisions of this Section 21 shall survive the termination of this Agreement for any reason whatsoever.

22.     No Recourse.

The Collateral Manager hereby acknowledges and agrees that the Company’s obligations hereunder will be solely the corporate obligations of the Company, and the Collateral Manager will not have any recourse to any of the directors, officers, employees or holders of the membership interest of Company with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. Recourse in respect of any obligations of the Company hereunder will be limited to the Company’s assets and on the exhaustion thereof all claims against the Company arising from this Agreement or any transactions contemplated hereby shall be extinguished. The provisions of this Section 22 shall survive the termination of this Agreement for any reason whatsoever.

23.     Acknowledgments.

(a)      The Collateral Manager hereby acknowledges that the Administrative Agent is the beneficiary of a collateral assignment of this Agreement pursuant to Section 2.11 of the LSA and the Administrative Agent and each other Indemnified Party shall be express third party beneficiaries of the Company’s rights hereunder, including but not limited to the Company’s right to indemnification set forth in Section 14, subject, in each case, to each of the limitations, restrictions and conditions set forth in Section 2.11 of the LSA with respect to the collateral assignment of this Agreement; provided that, such collateral assignment and such third party beneficiary rights shall automatically terminate upon the irrevocable payment in full of the Obligations (other than contingent indemnity obligations as to which no claim has been made) and the termination of the Commitments in full.

(b)      Subject to Section 12(e) and the proviso to Section 23(a), the Collateral Manager hereby: (i) acknowledges and consents to the collateral assignment of this Agreement made by the Company in the LSA; (ii) acknowledges that the Company is collaterally assigning all of its right, title and interest in, to and under this Agreement to the Administrative Agent for the benefit of the Secured Parties to secure the Obligations; and (iii) agrees that all the representations, covenants and warranties made by it herein are also for the benefit of the Secured Parties to secure the Obligations; provided that, each of the foregoing shall be subject, in each case, to each of the limitations, restrictions and conditions set forth in Section 2.11 of the LSA with respect to the collateral assignment of this Agreement.

(c)      Notwithstanding anything herein to the contrary, each party hereto acknowledges that the Collateral Manager does not, pursuant to this Agreement, guarantee the payment of any obligations of the Company; provided that, nothing in this Section 23(c) shall affect, alter or otherwise modify the Collateral Manager’s indemnification requirements pursuant to Section 14.

(d)      The Collateral Manager agrees (and, to the full extent that it may lawfully so agree) that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral Portfolio may be situated in order to prevent, hinder or delay the enforcement or foreclosure of the LSA, or the absolute sale of any of the Collateral Portfolio or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Collateral Manager, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral Portfolio marshaled upon any such sale, and agrees that the Collateral Agent, or the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral Portfolio as an entirety or in such parcels as the Collateral Agent (acting at the direction of the Administrative Agent) or such court may determine.

(e)      The Collateral Manager hereby irrevocably appoints each of the Collateral Agent and the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at is expense, in connection with the enforcement of the rights and remedies provided for in the LSA, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Collateral Manager hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this COLLATERAL MANAGEMENT AGREEMENT to be executed by their respective authorized representatives on the date first above written.

WISSAHICKON CREEK LLC

By:	/s/ Gerald F. Stahlecker

Name: Gerald F. Stahlecker
Title: Executive Vice President

Signature Page to Collateral Management Agreement

FS INVESTMENT CORPORATION II

By:	/s/ Gerald F. Stahlecker

Name: Gerald F. Stahlecker
Title: Executive Vice President

Signature Page to Collateral Management Agreement